EMPLOYMENT AGREEMENT



Atlas Mining Company has herein agreed to hire William T. Jacobson, as president and chief executive officer of Atlas Mining Company for a yearly compensation of $72,000.00.







Signed  this  19th  day  of  January,  1999.

/s/  Kurt  J.  Hoffman
--------------------------
For  Atlas  Mining  Company




Accepted:
/s/  William  T.  Jacobson
--------------------------
William  T.  Jacobson


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